Exhibit 99.1

FTE NETWORKS REPORTS PRELIMINARY THIRD QUARTER REVENUE OF APPROXIMATELY $79.1MM, UP 56% SEQUENTIALLY

Company Recognizes Approximately $1.4MM in Net Income, Profitable Quarter Post Transaction

NAPLES, Fla. (October 24, 2017) – FTE Networks, Inc. (OTCQX: FTNW) (“FTE” or the “Company”), a leading provider of innovative technology-oriented solutions for smart platforms, network infrastructure and buildings, today announced certain preliminary unaudited financial results for the three months ended September 30, 2017.

September 30, 2017 Financial Highlights

●	Total revenue of approximately $79.1MM versus $50.7MM for the quarter ended June 30, 2017, a 56% increase

●	Gross margin increase of over approximately 320 basis points to 19.6% versus 16.4% for the period ending June 30, 2017

●	Net income of approximately $1.4MM

Recent Business Highlights

●	Won three new projects that include infrastructure and technology expansion; valued at a combined $61.6MM

●	Combined backlog of approximately $299.3MM as of September 30, 2017

●	Continued to expand footprint and services to Fortune 100/500 clients

Third Quarter 2017 Preliminary Unaudited Financial Results

For the three months ended September 30, 2017, total revenues were approximately $79.1MM compared to $3.8MM in the same period of 2016, a greater than 21-fold increase primarily reflecting the consolidation of Benchmark Builders, Inc. Management made further advances on the Company’s one-stop shopping concept leveraging the Company’s three complementary businesses: FTE Network Services, CrossLayer, Inc., and Benchmark Builders, Inc. FTE Networks continues to achieve accretive synergies on the Benchmark integration and expand its consolidated service offerings nationally.

Reflecting improving operating leverage on the growing revenue base, the consolidated third quarter 2017 gross margin increased by approximately 320 basis points over the prior quarter of 2017. FTE Networks generated an operating profit of approximately $4.9MM in third quarter 2017, compared to the prior quarter operating loss of $2.3MM. (The quarter ended June 30, 2017, included approximately $1.8MM in one-time expenses). Further, the company anticipates net income of approximately $1.4MM.

“We continue to expand our footprint to new markets and to leverage the industry-leading position that our Benchmark subsidiary enjoys in the New York metropolitan region,” said Mr. Michael Palleschi, President and CEO of FTE Networks. “The key hires that we made earlier in the year have contributed to successful performance on the aggressive growth plan that we set for ourselves. The strong sequential revenue growth we produced in the third quarter of 2017 is testimony to our ability to execute our strategy.”

These are preliminary financial results and remain subject to the completion of the Company’s customary quarterly close and review procedures. Material adjustments may arise between the date of this release and the date on which the Company announces its third quarter 2017 results and files its Form 10-Q with the SEC.

About FTE Networks, Inc.

FTE Networks, Inc. (“FTNW”), a leading provider of innovative technology-oriented solutions for smart platforms, network infrastructure and buildings. FTE’s three complementary businesses are FTE Network Services, CrossLayer, Inc. and Benchmark Builders, Inc. Together they provide end-to-end design, build and support solutions for state-of-the-art networks and commercial properties to create the most transformative smart platforms and buildings. FTE’s businesses are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of innovative projects and services. The company works with Fortune 100/500 companies, including some of the world’s leading communications services providers. FTE Networks and its subsidiaries support multiple services, including Data Center Infrastructure, Fiber Optics, Wireless Integration, Network Engineering, Internet Service Provider, General Contracting Management and General Contracting. For more information, please visit www.ftenet.com.

Note on Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “preliminary,” “anticipates,” “approximate,” “leverage,” “growth,” “plan” and similar references to future periods. Examples of forward-looking statements in this release may include, without limitation, statements and forecasts we make regarding our financial performance and anticipated operating results; our strategies for continued growth and market expansion, including our efforts to leverage our combined business offerings; and other matters that involve known or unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to differ materially from results expressed or implied by this release.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this update is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Media and Investor Relations:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

ir@ftenet.com

OTCQX:FTNW